EXHIBIT 99

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P R E S S   R E L E A S E

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RELEASE DATE:	CONTACT:

July 21, 2009	CHARLES P. EVANOSKI
GROUP SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION REPORTS
SECOND QUARTER 2009 EARNINGS

Ellwood City, Pennsylvania, July 21, 2009 – ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings for the quarter ended June 30, 2009 of $0.26 per diluted share on net income of $3.1 million as compared to earnings of $0.26 per diluted share on net income of $3.2 million for the quarter ended June 30, 2008. The Company’s annualized return on average assets and average equity were 0.64% and 8.23%, respectively, for the quarter ended June 30, 2009, compared to 0.66% and 9.62%, respectively, for the quarter ended June 30, 2008.

For the six month period ended June 30, 2009, the Company realized earnings of $0.51 per diluted share on net income of $6.2 million compared to earnings of $0.42 per diluted share on net income of $5.1 million for the same period in the prior year, a 21.4% increase in net income per diluted share.  The Company’s annualized return on average assets and average equity were 0.62% and 8.30%, respectively, for the six-month period ended June 30, 2009, compared to 0.54% and 7.66%, respectively, for the six months ended June 30, 2008.

Income for the quarter and six months ended June 30, 2009 was negatively affected by the Federal Deposit Insurance Corporation’s decision to establish a special assessment of five basis points on all FDIC-insured financial institutions. The assessment is based on total assets minus Tier 1 capital, as of June 30, 2009. The special assessment will be collected on September 30, 2009. The Company estimated this assessment to be approximately $900,000 and recorded it in the second quarter. Operating earnings without the effect of the special assessment would have been $0.31 per diluted share on net income of $3.7 million for the quarter ended June 30, 2009, a 19.2% increase in diluted earnings per share as compared to the same quarter last year, and $0.56 per diluted share on net income of $6.8 million for the six months ended June 30, 2009, a 33.3% increase in diluted earnings per share as compared to the same period in the prior year.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I are pleased with the earnings for the quarter and six months ended June 30, 2009. Our philosophy has been to manage the interest rate margin without compromising asset quality or future earnings potential while continuing to offer quality products to our customers. The results of these efforts are an improvement to our net interest margin of approximately 37 basis points and a significant improvement in operating earnings over the six months ended June 30, 2009.” Ms. Zuschlag added that “she is proud to report that in May 2009 SNL Financial, a highly respected  source of news in the financial sector, ranked ESB Financial Corporation 7th in the country for financial performance in its report on the 100 largest public thrifts by asset size for calendar year 2008. In addition, we were ranked 8th for the highest tangible book value/share three-year compound annual growth rate for 2008 for the largest 100 public thrifts.” Ms. Zuschlag concluded by stating, “Management will continue to strive to pursue growth opportunities that will provide a sound investment return to our shareholders.”

Press Release

July 21, 2009

Consolidated net income decreased $35,000, or 1.1%, to $3.1 million for the quarter ended June 30, 2009, compared to $3.2 million for the same period in the prior year.  This decrease was primarily the result of a decrease in non-interest income of $409,000, as well as increases in non-interest expense and net income attributable to non controlling interest, related to the joint ventures, of $1.5 million and $54,000, respectively, partially offset by increases in net interest income of $1.7 million and decreases in provision for loan losses and provision for income taxes of $84,000 and $80,000, respectively.  Included in the decrease in non-interest income were decreases to fees and service charges, cash surrender value of BOLI, and income from real estate joint ventures of $50,000, $64,000 and $409,000, respectively, partially offset by an increase in net gain on sale of loans of $112,000. The $1.5 million variance in non-interest expense included increases in compensation and employee benefits and FDIC insurance of $226,000 and $1.3 million, respectively.  In addition to the $900,000 FDIC special assessment, the quarterly FDIC assessments increased approximately $400,000 over the same period in the prior year.  Net interest income increased in the second quarter primarily due to decreases in interest expense on deposits and borrowings of $2.1 million, partially offset by a decrease in interest income of $460,000.

Consolidated net income for the six month period ended June 30, 2009, as compared to the six month period ended June 30, 2008, increased $1.1 million, or 20.4%, to $6.2 million from $5.1 million.  This increase was the result of an increase in net interest income of $3.7 million, partially offset by a decrease in non-interest income of $373,000 and increases in non-interest expense, provision for income taxes and net income attributable to non controlling interest, related to the joint ventures, of $2.0 million, $379,000 and $63,000, respectively.  The increase in net interest income for the period ended June 30, 2009 was primarily the result of a decrease in interest expense of $4.5 million, partially offset by a decrease in interest income of $779,000. The $2.0 million variance in non-interest expense included increases in compensation and employee benefits and FDIC insurance of $396,000 and $1.6 million, respectively.  In addition to the $900,000 FDIC special assessment, the period to date FDIC assessments increased approximately $700,000 over the same period in the prior year. The decrease in non-interest income was primarily the result of decreases in income from the cash surrender value of bank owned life insurance and income from real estate joint ventures $116,000 and $462,000, respectively, partially offset by an increase in net gain on sale of loans of $164,000.

Additionally, the Company took an impairment charge of approximately $254,000 on a $2.5 million collateralized debt obligation that is comprised of sixteen financial institutions.  This was almost entirely offset by gains on the sale of two of the Company’s equity securities of approximately $246,000.

The Company’s total assets decreased by $11.5 million, or 0.6%, to $2.0 billion at June 30, 2009, compared to December 31, 2008.  The decrease in assets resulted primarily from decreases in  loans receivable of $31.5 million, or 4.6%, securities available for sale of $3.3 million, or 0.3%, and real estate held for investment of $1.2 million, or 3.5%, partially offset by an increase in cash and cash equivalents of $23.0 million, or 121.7%.  The Company’s total liabilities decreased by $18.7 million, or 1.0%, to $1.8 billion at June 30, 2009. This decrease in total liabilities was primarily the result of a decrease in borrowings of $49.0 million, or 5.3%, partially offset by increases in deposits of $25.6 million, or 2.9%, and accrued expenses and other liabilities of $4.7 million, or 39.0%.  Total stockholders’ equity increased $9.9 million, or 6.9%, to $152.9 million at June 30, 2009, from $143.1 million at December 31, 2008.  The increase in stockholders’ equity was primarily the result of an increase to accumulated other comprehensive income and retained earnings of $7.5 million and $2.6 million, respectively, partially offset by an increase to treasury stock of $863,000. The increase in the accumulated other comprehensive income of $7.5 million was primarily related to an increase in the pre-tax fair value of the floating rate corporate bonds of $676,000, fixed rate corporate bonds of $1.2 million, municipal bonds of $632,000, fixed rate mortgage backed securities of $4.1 million and adjustable rate mortgage backed securities of $4.2 million.  Average stockholders’ equity to average assets was 7.51%, and book value per share was $12.70 at June 30, 2009 compared to 6.72% and $11.74, respectively, at December 31, 2008.

Press Release

July 21, 2009

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 24 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The NASDAQ Global Select Market under the symbol “ESBF”. We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company.  Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.

Press Release

July 21, 2009

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights
(Dollars in Thousands - Except Per Share Amounts)

OPERATIONS DATA:
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008

Interest income	$ 23,202	$ 23,662	$ 46,894	$ 47,673
Interest expense	13,917	16,047	28,778	33,291

Net interest income	9,285	7,615	18,116	14,382
Provision for loan losses	206	290	516	511
Net interest income after provision for
loan losses	9,079	7,325	17,600	13,871
Noninterest income	2,103	2,512	3,465	3,838
Noninterest expense	7,265	5,751	13,514	11,516
Income before provision
for income taxes	3,917	4,086	7,551	6,193
Provision for income taxes	697	777	1,294	915

Net income	3,220	3,309	6,257	5,278
Less: Net income attributable to noncontrolling interest	94	148	99	162
Net income attributable to ESB Financial Corporation	$ 3,126	$ 3,161	$ 6,158	$ 5,116

Net income per share:
Basic	$0.26	$0.26	$0.52	$0.42
Diluted	$0.26	$0.26	$0.51	$0.42

Net interest margin	2.22%	1.86%	2.14%	1.77%
Annualized return on average assets	0.64%	0.66%	0.62%	0.54%
Annualized return on average equity	8.23%	9.62%	8.30%	7.66%

			June 30,	December 31,
			2009	2008

Total assets			$ 1,963,389	$ 1,974,839
Cash and cash equivalents			41,886	18,893
Total investment securities			1,093,510	1,096,806
Loans receivable, net			659,856	691,315
Customer deposits			900,355	877,329
Borrowed funds (includes subordinated debt)			883,876	932,901
Stockholders' equity			152,977	143,065
Book value per share			$12.70	$11.74

Average equity to average assets			7.52%	6.72%
Allowance for loan losses to loans receivable			0.92%	0.85%
Non-performing assets to total assets			0.24%	0.17%
Non-performing loans to total loans			0.58%	0.35%

Press Release

July 21, 2009

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (GAAP), we believe that operating earnings are an important indication of our ability to generate earnings through our fundamental banking business.  Operating earnings exclude the effects of certain items that are unusual or non-recurring.  We believe that our operating earnings provide useful supplemental information to both management and investors in evaluating the Company’s financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other income or cash flow statement data calculated in accordance with GAAP.  Additionally, the method used to calculate our operating earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of the Company’s GAAP and operating earnings for the three and six months ended June 30, 2009 and 2008 are presented below.

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP and Operating Earnings
(unaudited)
(Dollars in Thousands - Except Per Share Amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008

GAAP Earnings	$ 3,126	$ 3,161	$ 6,158	$ 5,116
Adjustments to GAAP earnings
FDIC Special Assessment	900	-	900	-
Income tax effect	(306)		(306)
Operating Earnings	$ 3,720	$ 3,161	$ 6,752	$ 5,116

Diluted GAAP Earnings per share	$ 0.26	$ 0.26	$ 0.51	$ 0.42
Adjustments to diluted GAAP earnings per share
FDIC Special Assessment, net of tax	0.05	-	0.05	-
Diluted Operating Earnings per share	$ 0.31	$ 0.26	$ 0.56	$ 0.42